Exhibit 23.2

                          Independent Auditor's Consent

We consent to the incorporation by reference in the Registration Statement of Fidelity Federal Bancorp on Form S-3 of our report dated March 27, 2000, on the financial statements of Fidelity Federal Bancorp appearing in Fidelity Federal Bancorp's Form 10-K for the six months ended December 31, 1999 and to the reference to us under the heading "Experts" in such Registration Statement.


/s/ Olive, LLP

Evansville, Indiana
March 5, 2001